Exhibit 10.1

CREDIT AGREEMENT AND GUARANTY

dated as of May 29, 2015

by and among

ALLIQUA BIOMEDICAL, INC.,

as the Borrower,

THE GUARANTORS PARTY HERETO,

and

PERCEPTIVE CREDIT OPPORTUNITIES FUND, LP,
as the Lender

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(continued)

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(continued)

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(continued)

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(continued)

Page

SCHEDULES:

Schedule 1.1(a)		Key Permits
Schedule 6.7(a)		Litigation
Schedule 6.8		Existing Subsidiaries
Schedule 6.11		Pension Plans
Schedule 6.15(a)		Intellectual Property
Schedule 6.16(a)		Material Agreements
Schedule 6.16(b)		Excluded Material Agreements
Schedule 6.18(a)		Regulatory Matters
Schedule 6.19		Transactions with Affiliates
Schedule 6.23		Deposit and Disbursement Accounts
Schedule 6.24		Registration Rights
Schedule 8.2(c)		Existing Indebtedness
Schedule 8.3(b)		Existing Liens
Schedule 8.5(a)		Investments
Schedule 8.7		Issuance of Capital Securities
Schedule 11.2		Notice Information

EXHIBITS:

Exhibit A	-	Form of Note
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Pledge and Security Agreement
Exhibit E	-	Form of Copyright Security Agreement
Exhibit F	-	Form of Patent Security Agreement
Exhibit G	-	Form of Trademark Security Agreement
Exhibit H	-	Form of Warrant
Exhibit I-1	-	Form of U.S. Tax Compliance Certificate
Exhibit I-2	-	Form of U.S. Tax Compliance Certificate
Exhibit I-3	-	Form of U.S. Tax Compliance Certificate
Exhibit I-4	-	Form of U.S. Tax Compliance Certificate
Exhibit J	-	Form of Solvency Certificate
Exhibit K	-	Form of Subordination Agreement

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CREDIT AGREEMENT AND GUARANTY

THIS CREDIT AGREEMENT AND GUARANTY dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and among ALLIQUA BIOMEDICAL, INC., a Delaware corporation (the “Borrower”), each Guarantor (as defined below) party hereto and PERCEPTIVE CREDIT OPPORTUNITIES FUND, LP (together with its Affiliates, successors, permitted transferees and permitted assignees, the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender provide a senior term loan facility to the Borrower in an aggregate principal amount of $15,500,000 on the Closing Date; and

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make the Loan to the Borrower.

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“510(k)” is defined within the definition of “Device Clearance Application”.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” (and its correlatives) by any Person means the power of such Person, directly or indirectly, (i) to vote 10% or more of the Capital Securities (on a fully diluted basis) of another Person which Capital Securities have ordinary voting power for the election of directors, managing members or general partners (as applicable), or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).

“Agreement” is defined in the preamble.

“Applicable Margin” means 9.75%, as such percentage may be increased pursuant to Section 3.6.

“Ancillary Documents” has the meaning provided in the Merger Agreement.

“Authorized Officer” means, relative to each Loan Party, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.1.1.

“BLA” means (i) (x) a biologics license application (as defined in the FD&C Act) to introduce, or deliver for introduction, a biologic product, including vaccines into commerce in the U.S., or any successor application or procedure and (y) any similar application or functional equivalent relating to biologics licensing applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Borrower” is defined in the preamble.

“Borrower Material Contract” means any material contract of any Loan Party required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission.

“Business Day” means any day which is neither a Saturday nor Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Calculation Date” is defined in Section 8.4(a).

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), such Person’s capital stock, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a state thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a state thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s;

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $1,000,000,000; or

(d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above.

“Celgene License Agreement” means the License, Marketing and Development Agreement dated as of November 2013, between the Borrower and Anthrogenesis Corporation, d/b/a Celgene Cellular Therapeutics, as amended or otherwise modified.

“Celleration” means Celleration, Inc., a Delaware corporation.

“Celleration Material Contract” means any Material Contract as that term is defined in the Merger Agreement.

“Change in Control” means and shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 30% of the Voting Securities of the Borrower, (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of the Borrower shall at any time be occupied by persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated, (iii) the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Securities of its Subsidiaries or (iv) the sale, lease, transfer, conveyance or other disposition, in one or more related transactions, of properties or assets of the Loan Parties having an aggregate value in excess of 30% of all properties and assets of such Persons determined, as of any relevant time, by reference to the Borrower’s most recent audited, consolidated balance sheet.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the Loan hereunder, which shall coincide with the “Closing Date” as defined in the Merger Agreement.

“Closing Date Certificate” is defined in Section 5.1.2.

“Closing Date Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of (x) the Borrower and its Subsidiaries taken as a whole or (y) Celleration and its Subsidiaries taken as a whole, as the case may be, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Borrower, Celleration or any of its respective Subsidiaries, as the case may be, operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by the Merger Agreement (other than pursuant to Section 3.03 and Section 5.08 thereof), the Commitment Letter, and/or the Loan Documents; (vi) any changes in applicable laws or accounting rules, including GAAP in the United States; or (viii) any decline in the NASDAQ listed price for any Loan Party’s equity securities following the announcement of the Merger Transaction; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Borrower and its Subsidiaries taken as a whole, or Celleration and its Subsidiaries taken as a whole, as the case may be, compared to other participants in the industries in which the Borrower and its Subsidiaries taken as a whole, or Celleration and its Subsidiaries taken as a whole, as the case may be, conducts its businesses.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning provided in the Pledge and Security Agreement.

“Commitment” means the Lender’s obligation (if any) to make the Loan hereunder.

“Commitment Amount” means $15,500,000.

“Commitment Letter” means, collectively, the Commitment Letter dated as of February 2, 2015 between the Lender and the Borrower regarding the transactions contemplated hereby, and the outline of the proposed terms and conditions attached thereto.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, together with such changes thereto as the Lender may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Consolidated Total Revenue” means, for any applicable period, the gross revenue of the Borrower and its Subsidiaries from the sale of Products during such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Control” is defined within the definition of “Affiliate”.

“Controlled Account” is defined in Section 7.13(a).

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof, and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by each Loan Party substantially in the form of Exhibit E to the Pledge and Security Agreement, as amended or otherwise modified from time to time.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (iii) intended to affect the structure or any function of the body of man or other animals; and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of its primary intended purposes.

“Device Clearance Application” means a premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), a de novo request submitted under Section 516(f) of the FD&C Act (21 U.S.C. § 360c(f)), or any premarket notification submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from FDA for a Device that is substantially equivalent to a legally marketed predicate device (“510(k)”), as defined in the FD&C Act, or any corresponding foreign application in any other jurisdiction.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any Loan Party’s assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or one of its wholly owned Subsidiaries) in a single transaction or series of transactions.

“Dollars” and the sign “$” mean lawful money of the United States.

“Early Prepayment Fee” means (i) with respect to any prepayment of the Loan during the period from the Closing Date up to (and including) the first anniversary of the Closing Date, an amount equal to 5.00% of the principal amount of the Loan being prepaid, (ii) with respect to any prepayment of the Loan during the period from the day following the first anniversary of the Closing Date up to (and including) the second anniversary of the Closing Date, an amount equal to 3.00% of the principal amount of the Loan being prepaid, and (iii) with respect to any prepayment of the Loan during the period from the day following the second anniversary of the Closing Date up to (and including) the third anniversary of the Closing Date, an amount equal to 2.00% of the principal amount of the Loan being prepaid.

“Earn-Out Payments” means, collectively, the Earn-Out Consideration and the MIST Payments, as such terms are defined in the Merger Agreement.

“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting any Loan Party directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed to be a single employer with the Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event, (b) the filing of a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA, (c) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Pension Plan, (d) any failure by any Pension Plan to satisfy the minimum funding requirements of Sections 412 and 430 of the Code or Section 302 of ERISA applicable to such Pension Plan, whether or not waived, (e) the failure to make a required contribution to any Pension Plan that would result in the imposition of a Lien on any Loan Party or any ERISA Affiliate under Section 303(k) of ERISA or Section 430(k) of the Code, or at any time prior to date hereof, a filing under Section 412 of the Code or Section 302 of ERISA of any request for a minimum funding variance with respect to any Pension Plan or Multiemployer Plan, (f) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to which a Loan Party would incur liability which would reasonably be expected to have a Material Adverse Effect, (g) the complete or partial withdrawal of any Loan Party or any material ERISA Affiliate from a Multiemployer Plan, (h) any Loan Party or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) and (i) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

“Event of Default” is defined in Section 9.1.

“Event of Loss” means, with respect to any asset of any Loan Party, any of the following: (i) any loss, destruction or damage of such asset, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain, or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

“Excluded Business” means any business the Borrower and the Lender may mutually agree upon in writing on or prior to the Closing Date.

“Excluded Business Disposition” means the Disposal of the Excluded Business, in whole or in part, in one or more transactions.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of the Lender being organized under the Laws of, or having its principal office or, in the case of the Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a Law in effect on the date on which: (i) the Lender acquires such interest in the Loan; or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3(a), amounts with respect to such Taxes were payable either to the Lender's assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office; (c) Taxes attributable to the Lender’s failure to comply with Section 4.3(e); and (d) any Taxes imposed pursuant to FATCA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Deposit” means an amount equal to $50,000 deposited by the Borrower with the Lender to be applied to the expenses of the Lender pursuant to Section 11.3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules or official practices which facilitate the implementation of the foregoing.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2014 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantors” means, collectively, each Subsidiary of the Borrower, including Celleration and its Subsidiaries.

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Hedging Agreement” means any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Loan Parties (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“IDE” means an application, including an application filed with any Governmental Authority, for authorization to commence human clinical studies, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated IDE as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of a United States IDE in other countries or regulatory jurisdictions, (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (v) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards (IRBs).

“IND” means (i) (x) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) net Hedging Obligations of such Person and all obligations of such Person arising under Synthetic Leases;

(e) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earnouts payable in cash, purchase price adjustments and seller notes in connection with acquisitions permitted hereunder (to the extent due and payable and included as a liability on the balance sheet in accordance with GAAP) (other than trade payables entered into in the ordinary course of business);

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) all obligations for any Earn-Out Payments; and

(h) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Infringement” and “Infringes” mean the misappropriation of know-how, trade secrets and/or confidential information.

“Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor, (iv) Product Authorizations, (v) Product Agreements, (vi) computer software, databases, data and documentation, (vii) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Product Authorizations, (viii) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information, (ix) other intellectual property or similar proprietary rights, (x) copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (xi) any and all improvements to any of the foregoing.

“Interest Period” means, (i) initially, for the Loan made hereunder, the period beginning on (and including) the date on which the Loan is made hereunder pursuant to Section 2.2 and ending on (and including) the last day of the calendar month in which the Loan was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Key Permits” means all material Permits relating to the Products (including all Product Authorizations) set forth on Schedule 1.1(a).

“Lender” is defined in the preamble.

“LIBO Rate” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Lender from the appropriate Bloomberg or Telerate page selected by the Lender (or any successor thereto or similar source reasonably determined by the Lender from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two Business Days prior to the first Business Day of such Interest Period rounded up to the nearest 1/16 of 1%, with such rate to be reset effective as of the first Business Day of each succeeding Interest Period. If the Loan is advanced other than on the first Business Day of a Fiscal Quarter, the initial LIBO Rate for the Loan shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two Business Days prior to the date of the Loan, which rate shall be in effect until (and including) the last Business Day of the first Interest Period relative to the Loan. Notwithstanding the foregoing two sentences, in the event that the “LIBO Rate” is below zero, then the “LIBO Rate” with respect to the Loan will be deemed to be zero. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” is defined in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Notes, the Pledge and Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Warrant, the Subordination Agreement, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations, the Commitment Letter and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Loan Parties taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or (iii) the ability of the Loan Parties to perform their respective Obligations under any Loan Document.

“Material Agreements” means (i) each Borrower Material Contract and each Celleration Material Contract, (ii) each contract or agreement to which any Loan Party is a party involving aggregate payments of more than $500,000, whether such payments are being made by such Loan Party to a non-Affiliated Person, or by a non-Affiliated Person to such Loan Party; and (iii) all other contracts or agreements, individually or in the aggregate, material to the business, operations, assets, prospects, conditions (financial or otherwise), performance or liabilities of the Loan Parties.

“Maturity Date” means the fourth anniversary of the Closing Date.

“Merger Agreement” means the Agreement and Plan of Merger dated as of February 2, 2015, by and among the Borrower, ALQA Cedar, Inc., Celleration, and the Stockholder Representative.

“Merger Transaction” means, collectively, the acquisition of Celleration by the Borrower pursuant to the Merger Agreement and all other transactions related thereto, including the transactions contemplated pursuant to this Agreement, including the payment of costs, fees and expenses related thereto.

“MMA” has the meaning ascribed to such term in the definition of “FDA Requirements”.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of

ERISA) that is subject to Title IV of ERISA contributed to for any employees of a Loan Party or any ERISA Affiliate.

“NDA” means (i) (x) a new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Net Cash Proceeds” means when used in respect of (i) any Disposition, (ii) any issuance of any debt or equity securities, or (iii) the receipt of any proceeds in connection with any Event of Loss suffered, in each case by any Loan Party, the gross proceeds in cash or cash equivalents received by such Person (including such proceeds subsequently received in respect of noncash consideration initially received and amounts initially placed in escrow that subsequently become available) from such Disposition, issuance or Event of Loss, less all direct costs and expenses (including attorneys’ fees) incurred or to be incurred, and all federal, state, local and foreign Taxes assessed or to be assessed (if any), in connection therewith.

“Note” means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the outstanding amount of the Loan, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Loan Party arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1.8, whether or not allowed in such proceeding) on the Loan.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organic Document” means, relative to each Loan Party, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Loan Party’s Capital Securities.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability or the relevant Intellectual Property (other than Other Connection Taxes imposed with respect to an assignment).

“Patent” means any patent, patent application and invention disclosure, including any divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, renewals, extensions, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by each Loan Party in substantially the form of Exhibit F to the Pledge and Security Agreement, as amended or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“PDMA” means the Prescription Drug Marketing Act.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), to which a Loan Party or any ERISA Affiliate sponsors, contributes to, or provides benefits under, or has any obligation to contribute or provide benefits under, and to which such Loan Party or ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer under Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Debt” is defined in Section 8.2.

“Permitted Lien” is defined in Section 8.3.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by each Loan Party, substantially in the form of Exhibit D hereto, as amended or otherwise modified from time to time.

“Product” means any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Loan Party, including any such product in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein, or receives or is granted the right to exclude any third parties from engaging in any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, clinical research organizations, wholesalers, pharmacies or with any other Person related to any such entity.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre and post approvals, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction, including without limitation INDs, NDAs, BLAs, IDEs, Device Clearance Applications or similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable law or regulation or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Regulatory Authority” means any Governmental Authority that is concerned with or has regulatory oversight with respect to the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of a Loan Party, including the FDA and all equivalent of such agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Authorizations” means, with respect to the Products, all approvals, clearances, authorizations, orders, exemptions, registrations, certifications, licenses and Permits granted by any Regulatory Authorities, including all NDAs, BLAs, IDEs, Device Clearance Applications and Product Authorizations held by the Loan Parties or any of their respective licensors, as applicable, or that are pending before the FDA or equivalent non-United States Governmental Entity with respect to the Products.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of a Loan Party) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of a Loan Party or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of a Loan Party or otherwise.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw Hill Financial.

“Sanction” means any international economic sanction administered or enforced by the

United States Government (including, without limitation, OFAC), the United Nations Security

Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (i) the fair value of the property of the Borrower and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including Contingent Liabilities, of the Borrower and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (iii) the Borrower does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of the Borrower and its Subsidiaries to pay as such debts and liabilities mature, (iv) the Borrower and its Subsidiaries on a consolidated basis are not engaged in business or a transaction, and the Borrower and its Subsidiaries on a consolidated basis are not about to engage in a business or a transaction, for which the property of the Borrower and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital and (v) the Borrower and its Subsidiaries have not executed this Agreement or any other Loan Document or made any transfer or incurred any obligations hereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Sources and Uses Certificate” means a certificate, required to be delivered pursuant to Section 5.1.6, duly executed and completed by an Authorized Officer of the Borrower setting forth the sources and uses of the cash and equity proceeds to be used to consummate the Merger Transaction.

“Standard Bodies” means any of the organizations that create, sponsor and maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subordination Agreement” means the Intercompany Subordination Agreement executed and delivered by each Loan Party, substantially in the form of Exhibit K hereto, as amended or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash and the Commitment shall have terminated.

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name and other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated with the therewith.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by each Loan Party substantially in the form of Exhibit G to the Pledge and Security Agreement, as amended or otherwise modified from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.3(e)(ii)(b)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrant” means the warrant executed and delivered by the Borrower and the Lender, substantially in the form of Exhibit H hereto, as amended or otherwise modified from time to time.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA that provides welfare benefits to terminated employees, other than to the extent required by Section 4980B(f) of the Code and the corresponding provisions of ERISA or similar state law.

“wholly owned Subsidiary” means any direct or indirect Subsidiaries of the Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Borrower.

Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

Section 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and any definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Sections 5.1.4(a) and (b) and Sections 7.1(a), (b), and (c). Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

Article II
COMMITMENT and BORROWING procedures

Section 2.1 Commitment. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Loan”) in a single borrowing to the Borrower on the Closing Date in an amount equal to the Commitment Amount or such lesser amount requested by the Borrower in the Loan Request, as the case may be. No further borrowings will be made hereunder, and no amounts paid or prepaid with respect to the Loan may be reborrowed.

Section 2.2 Borrowing Procedures. Subject to the terms and conditions hereof, the Borrower may, by delivery of a Loan Request to the Lender, irrevocably request that the Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on a Business Day at least three (3) (but not greater than five (5)) Business Days prior to the Closing Date.

Section 2.3 Funding. After receipt of the Loan Request for the Loan, the Lender shall, on the Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request. All such proceeds shall be applied in accordance with the Sources and Uses Certificate.

Section 2.4 Reduction of the Commitment Amounts. The Commitment Amount shall automatically and permanently be reduced to zero immediately after the making of the Loan on the Closing Date.

Article III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1 Repayments and Prepayments; Application. The Borrower agrees that the Loan, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in Dollars pursuant to the terms of this Article III.

Section 3.2 Repayments and Prepayments. The Borrower shall repay in full the entire unpaid principal amount of the Loan on the Maturity Date. Prior thereto, payments and prepayments of the Loan shall be made as set forth below.

(a) On the last Business Day of each calendar month that follows the second anniversary of the Closing Date, the Borrower shall make a scheduled principal payment on the Loan of $225,000, with any remaining unpaid balance of the Loan being payable in cash on the Maturity Date.

(b) The Borrower may, upon five (5) Business Days prior written notice to the Lender, prepay the outstanding amount of the Loan in whole or in part.

(c) Subject to Section 3.4, upon any Disposition by any Loan Party (other than any Excluded Business Disposition) that, when taken together with all other such Dispositions made by all Loan Parties during the preceding period of 12 consecutive months, results in aggregate Net Cash Proceeds from such Dispositions that exceed $500,000 in the aggregate for such 12-month period, the Borrower shall within three (3) Business Days of such Person’s receipt of such excess proceeds prepay the outstanding principal amount of the Loan in an amount equal to 100% of such excess Net Cash Proceeds. The provisions of this clause shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions of this Agreement.

(d) Subject to Section 3.4, upon the receipt by any Loan Party of any Event of Loss, that, when taken together with all other proceeds received upon any Events of Loss by all Loan Parties during the preceding period of 12 consecutive months, exceed $250,000 in the aggregate for such 12-month period, the Borrower shall within three (3) Business Days of such Person’s receipt of such excess proceeds thereof prepay the outstanding principal amount of the Loan in an amount equal to 100% of such excess Net Cash Proceeds.

(e) Upon any Excluded Business Disposition by any Loan Party that, when taken together with all other Excluded Business Dispositions, results in Net Cash Proceeds that exceed $5,000,000 in the aggregate, the Borrower shall within three (3) Business Days of such Person’s receipt of such excess proceeds prepay the outstanding principal amount of the Loan in an amount equal to 100% of such excess Net Cash Proceeds.

(f) Upon the issuance, sale or other incurrence of any debt securities or other Indebtedness by any Loan Party (other than Permitted Debt), the Borrower shall, within three (3) Business Days of such Person’s receipt of the proceeds thereof, prepay the outstanding principal amount of the Loan in an amount equal to 100% of the Net Cash Proceeds therefrom. The provisions of this clause shall not be deemed to be implied consent to any such issuance, sale or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(g) Immediately upon any acceleration of the Maturity Date of the Loan pursuant to Section 9.2 or Section 9.3, the Borrower shall repay the Loan in full, unless, pursuant to Section 9.3, only a portion of the Loan are so accelerated (in which case the portion so accelerated shall be so repaid).

(h) Any term or provision hereof to the contrary notwithstanding, if the Loan hereunder is repaid or prepaid for any reason on or prior to the date that is three (3) years after the Closing Date (including repayments and prepayments made pursuant to clause (b) through (g) above, but excluding, payments made pursuant to clause (a) of this Section 3.2), the Borrower shall pay the Early Prepayment Fee to the Lender at the time of such prepayment, together with all other fees payable hereunder (if any), including pursuant to Sections 3.7 and 3.8.

Section 3.3 Application. Amounts repaid or prepaid in respect of the Loan shall be applied as set forth in this Section 3.3.

(a) Subject to clause (b), proceeds of each prepayment or repayment of the Loan shall be applied as set forth in clause (b) of Section 4.4.

(b) Each prepayment of the Loan made pursuant to clauses (b), (c), (d), (e) or (f) of Section 3.2 shall be applied in reverse order of the scheduled repayments set forth in clause (a) of Section 3.2.

Section 3.4 Reinvestment of Certain Proceeds. Notwithstanding clauses (c) and (d) of Section 3.2, up to an aggregate amount of $2,500,000 of Net Cash Proceeds that would otherwise be required to be used to prepay the Loan may instead be used to replace, repair or restore the properties or assets used (i) in any Loan Party’s business or to acquire other properties or assets related to any Loan Party’s business or (ii) otherwise for working capital purposes in connection with the Borrower’s would care business; provided that, (a) no Default or Event of Default has occurred and is continuing on the date such Person receives such proceeds, and (b) the Borrower delivers a certificate to the Lender within five (5) Business Days after the date of such receipt stating that such proceeds shall be so used within one hundred eighty (180) days after the receipt of such proceeds. If all or any portion of such proceeds not so applied to the prepayment of the Loan are not used in accordance with the preceding sentence within such period or an Event of Default shall have occurred and is continuing, such remaining portion shall be applied to prepay the Loan as required by Section 3.2 on the last day of such specified period, or immediately in the case of an Event of Default.

Section 3.5 Interest Rate. During any applicable Interest Period, the Loan shall accrue interest during such Interest Period at a rate per annum equal to the sum of (i) the greater of (x) the LIBO Rate for such Interest Period and (y) 1.00%, plus (ii) the Applicable Margin. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

Section 3.6 Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 4.00% per annum.

Section 3.7 Payment Dates. Interest accrued on the Loan shall be payable in cash, without duplication:

(a) on the Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on the Loan, on the principal amount so paid or prepaid;

(c) the last day of each Interest Period for the Loan; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and

(d) on that portion of the Loan that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loan or any other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.8 Exit Fee. On the day when the Loan is paid in full, whether by voluntary or involuntary prepayment, scheduled amortization, acceleration, on the Maturity Date or otherwise, the Borrower will pay an exit fee equal to the greater of (i) one percent (1%) multiplied by the remaining outstanding principal balance of the Loan immediately prior to the final payment of the Loan and (ii) $100,000.

Section 3.9 Fees. The Borrower shall pay to the Lender such fees as shall have been separately agreed in the Commitment Letter.

Article IV
LIBO RATE AND OTHER PROVISIONS

Section 4.1 Increased Costs, Etc. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any Person controlling the Lender (except any reserve requirement reflected in the LIBO Rate) or (ii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan made by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make the Loan (whether of principal, interest or any other amount) then, upon written notice from the Lender, the Borrower shall within 30 days following receipt of such notice pay directly to the Lender such additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or a Person controlling the Lender, as the case may be, as specified in this Section 4.1 and delivered to the Borrower, shall be conclusive absent manifest error. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 4.1 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 4.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.2 Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitment or the Loan made by it hereunder is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Section 4.3 Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a) Payments Free of Taxes. Any and all payments by the Borrower under any Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by Law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay all Other Taxes to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) Evidence of Payments. As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Lender a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.

(d) Indemnification. The Borrower shall indemnify the Lender for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) levied, imposed or assessed on (and whether or not paid directly by) the Lender, within 10 days after demand therefor, whether or not such Indemnified Taxes are correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e) Status of Lender.

(i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.3(e)(ii)(A), (ii)(B), (ii)(C) and 4.3(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing:

(A)         if the Lender is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)         if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)         in the case of the Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or 8-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of the Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)         to the extent the Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of the Foreign Lender are claiming the portfolio interest exemption, the Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)         if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(f) FATCA. If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.3(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Maintenance of Forms. The Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.3 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to any the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.3(h) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 4.4 Payments, Computations; Proceeds of Collateral, Etc. The parties hereto agree as follows:

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of three hundred sixty (360) days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loan then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Lender, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

Section 4.5 Setoff. The Lender shall, upon the occurrence and during the continuance of any Event of Default described in clauses (a) through (d) of Section 9.1.8 or, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Loan Party hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of each Loan Party then or thereafter maintained with the Lender. The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

Section 4.6 LIBO Rate Not Determinable. If prior to the commencement of any Interest Period, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Lender shall give notice thereof to the Borrower as promptly as practicable. In the event of any such determination, the Loan shall, until the Lender has advised the Borrower that the circumstances giving rise to such notice no longer exist, bear interest at the interest rate in effect for the immediately preceding Interest Period.

Article V
CONDITIONS TO LOAN

Section 5.1 Loan. The obligation of the Lender to make the Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request as requested pursuant to Section 2.2, and the prior or substantially concurrent satisfaction of each of the conditions precedent set forth below in this Article.

Section 5.1.1 Secretary’s Certificate, Etc. The Lender shall have received from each Loan Party, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to:

(a) resolutions of each such Person’s board of directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby; and

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person;

upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person cancelling or amending the prior certificate of such Person.

Section 5.1.2 Closing Date Certificate. The Lender shall have received a certificate, dated as of the Closing Date and in form and substance satisfactory to the Lender (the “Closing Date Certificate”), duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall (i) provide, among other things, the pro forma capitalization of the Borrower immediately following the consummation of the Merger Transaction and the making of the Loan on the Closing Date and (ii) agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that all of the conditions set forth in this Section 5.1 have been satisfied as provided herein, including without limitation, Section 5.1.18 below. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

Section 5.1.3 Delivery of Notes. The Lender shall have received a Note for the Loan duly executed and delivered by an Authorized Officer of the Borrower.

Section 5.1.4 Financial Information, Etc. The Lender shall have received,

(a) audited consolidated financial statements of the Borrower and its Subsidiaries for each of the Fiscal Year ended December 31, 2014; and

(b) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each Fiscal Quarter ended after December 31, 2014, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such Fiscal Quarter.

Section 5.1.5 Compliance Certificate, Etc. The Lender shall have received an initial Compliance Certificate, dated as of the Closing Date, prepared on a pro forma basis as if the Merger Transaction (including the making of the Loan) was consummated as of the last day of the calendar month preceding the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower. The Compliance Certificate shall also include a pro forma consolidated balance of the Borrower.

Section 5.1.6 Sources and Uses Certificate. At least three (3) Business Days prior to the Closing Date the Lender shall have received the Sources and Uses Certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, which certificate shall be in form and substance reasonably satisfactory to the Lender.

Section 5.1.7 Solvency, Etc. The Lender shall have received, a solvency certificate, substantially in the form of Exhibit J hereto, duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date, certifying that the Loan Parties, taken as a whole, on a consolidated basis, after giving effect to the Loan and the consummation of the Merger Transaction, are Solvent.

Section 5.1.8 Pledge and Security Agreement. The Lender shall have received executed counterparts of the Pledge and Security Agreement, dated as of the date hereof, duly executed and delivered by each Loan Party, together with:

(a) certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding capital Securities owned by each Loan Party, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities (in the case of Capital Securities that are uncertificated securities (as defined in the UCC)), confirmation and evidence satisfactory to the Lender that the security interest therein has been transferred to and perfected by the Lender in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b) financing statements suitable in form for naming each Loan Party as a debtor and the Lender as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests of the Lender pursuant to the Pledge and Security Agreement;

(c) UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in the Pledge and Security Agreement previously granted by any Person, and (ii) securing any of the Indebtedness identified in Schedule 8.2(c), together with such other UCC Form UCC-3 termination statements as the Lender may reasonably request from any Loan Party;

(d) evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts maintained with PNC Bank, National Association or other similar accounts of each Loan Party are Controlled Accounts;

(e) evidence that all such Controlled Accounts maintained with PNC Bank, National Association are subject to one or more account control agreements, in favor of, and satisfactory in form and substance to, the Lender; and

(f) subject to Section 7.8(b), originals of all negotiable Documents (as defined in the UCC), Instruments (as defined in the UCC), Promissory Notes (as defined in the UCC), and tangible Chattel Paper (as defined in the UCC) owned or held by any Loan Party and having a face amount (or equivalent) in excess of $100,000.

Section 5.1.9 Intellectual Property Security Agreements. The Lender shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by each Loan Party that, pursuant to the Pledge and Security Agreement, is required to provide such intellectual property security agreements to the Lender.

Section 5.1.10 Warrant. The Lender and the Borrower shall have executed and delivered the Warrant.

Section 5.1.11 Merger Agreement. The Lender shall have received execution copies of the Merger Agreement, all Ancillary Documents and all amendments, waivers or other modifications thereto, if any, since February 2, 2015, together with a certificate of an Authorized Officer of the Borrower certifying that the Merger Agreement and the Ancillary Documents are in full force and effect and there have been no other amendments, waivers or other modifications thereto since February 2, 2015.

Section 5.1.12 Merger Transaction. The Merger Transaction shall have been consummated in accordance with the terms of the Merger Agreement and the Ancillary Documents and all applicable laws, rules and regulations, in each case, without any amendment or waiver that is materially adverse to the interests of the Lender.

Section 5.1.13 Insurance. The Lender shall have received (i) certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lender, evidencing coverage required to be maintained pursuant to each Loan Document or (ii) evidence, satisfactory to it, that the Borrower has expended commercially reasonable efforts to obtain such certified copies of the insurance policies (or binders in respect thereof) prior to the Closing Date. All such insurance policies required pursuant to this Section shall (x) name the Lender as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and (y) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents. Provided that (i) the Borrower has used its commercially reasonable efforts prior to the closing to cause each such insurance policy to so name the Lender as a mortgagee, loss payee or additional insured, and (ii) at least three (3) Business Days prior to the Closing Date the Borrower has identified to the Lender, in writing and in reasonable detail, all such policies in respect of which, as of the Closing Date, the Lender has not been (or will not be) named as a mortgagee, loss payee or additional insured, the failure of any such insurance policies to name the Lender as a mortgagee, loss payee or additional insured shall not result in the failure of the conditions set forth in this Section 5.1.13 to be satisfied.

Section 5.1.14 Certain Material Contracts. Copies of all Borrower Material Contracts and Celleration Material Contracts shall have been made available to the Lender prior to the Closing Date upon its written request. The Lender shall have received a certificate from an Authorized Officer of the Borrower certifying that (i) each such contract or agreement is in full force and effect as of the Closing Date and (ii) there has been no amendment, waiver or other modification to any such contract or agreement since February 2, 2015, except, in each case, as disclosed in such certificate or Schedule 6.16(b). No such amendment, waiver or other modification, if any, shall be materially adverse to the Lender’s interests.

Section 5.1.15 Opinions of Counsel. The Lender shall have received opinions, dated the Closing Date and addressed to the Lender, from Haynes and Boone, LLP, New York counsel to each Loan Party, in form and substance satisfactory to the Lender.

Section 5.1.16 Closing Fees, Expenses, Etc. The Lender shall have received for its own account, all fees, costs and expenses due and payable pursuant to (i) Section 3.9, and (ii) Section 11.3, and in the case of clause (ii), which in the aggregate, as of the Closing Date, shall not exceed $275,000.

Section 5.1.17 Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

Section 5.1.18 Closing Date Material Adverse Effect. The representations and warranties (other than Section 6.6 hereof) are true and correct in all material respects, no Default (other than any Default arising pursuant to Section 9.1.2 as a result of a breach of Section 6.6 hereof) shall have occurred and be continuing, or would occur as a result of making the Loan on the Closing Date, and no Closing Date Material Adverse Effect shall have occurred since December 31, 2013.

Section 5.1.19 Intercompany Subordination Agreement. The Lender shall have received executed counterparts of the Subordination Agreement, dated as of the date hereof, duly executed and delivered by each Loan Party and the Lender.

Article VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, each Loan Party, jointly and severally, represents and warrants to the Lender, as of the consummation of the Merger Transaction on the Closing Date, as set forth in this Article.

Section 6.1 Organization, Etc. Each Loan Party is validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to be in good standing as a foreign entity in any such jurisdiction would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

Section 6.2 Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by each Loan Party of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene (i) any Loan Party’s Organic Documents, (ii) any court decree or order binding on or affecting any Loan Party or (iii) any law or governmental regulation binding on or affecting any Loan Party, except, with respect to clause (iii), for such contraventions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(b) result in or require (i) the creation or imposition of, any Lien on any Loan Party’s properties (other than Permitted Liens) or (ii) a default under any contractual restriction binding on or affecting any Loan Party, except, with respect to clause (ii), any default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.3 Government Approval, Regulation, Etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party, except for such approvals, actions, notices or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Loan Party and its respective properties and businesses are in compliance in all material respects with all laws, rules regulations, orders and court decrees applicable to such Persons, properties or businesses, as the case may be.

Section 6.4 Validity, Etc. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 6.5 Financial Information. The consolidated financial statements of the Loan Parties furnished to the Lender pursuant to Section 5.1.4 and Sections 7.1(a), (b), and (c) have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 6.6 No Material Adverse Change. Other than the Merger Transaction, there has been no material adverse change in the business, financial performance or condition, operations (including the results thereof), assets, properties or prospects of the Loan Parties since December 31, 2013.

Section 6.7 Litigation, Labor Matters and Environmental Matters.

(a) Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting, any Loan Party (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $500,000 or (ii) that would reasonably be likely to have a Material Adverse Effect.

(b) There are no labor controversies pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $250,000 or (ii) that would reasonably be likely to have a Material Adverse Effect.

(c) No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”), (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 6.8 Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries which are identified on Schedule 6.8, or which are permitted to have been organized or acquired in accordance with Section 8.5 or Section 8.8. As of the date hereof, all Subsidiaries identified on Schedule 6.8 are Guarantors.

Section 6.9 Ownership of Properties. Each Loan Party owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Permitted Liens.

Section 6.10 Taxes. Each Loan Party has filed all income and other tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 6.11 Pension Plans, Etc. During the twelve-consecutive-month period prior to the Closing Date, no formal steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien on any Loan Party or any ERISA Affiliate under Section 303(k) of ERISA or under Section 430(k) of the Code. No condition exists or event or transaction has occurred with respect to any Pension Plan or Multiemployer Plan which would reasonably be expected to result in the incurrence by any Loan Party or ERISA Affiliate of any material liability, fine or penalty. Except as disclosed in Schedule 6.11, no Loan Party has any Contingent Liability with respect to any post-retirement benefit under a Welfare Plan.

Section 6.12 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to the Lender by or on behalf of any Loan Party in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading.

Section 6.13 Regulations U and X. No Loan Party is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loan will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 6.14 Solvency. The Loan Parties, taken as a whole, on a consolidated basis, after giving effect to the Loan and the Merger Transaction, are Solvent.

Section 6.15 Intellectual Property.

(a) Schedule 6.15(a) sets forth a complete and accurate list of all (i) Patents, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks and (iii) any other registered Intellectual Property and (iv) any commercially significant unregistered Intellectual Property, in each case owned or licensed by each Loan Party. For each item of Intellectual Property listed on Schedule 6.15(a), the applicable Loan Party has, where relevant, indicated (A) the countries in each case in which such item is patented, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents, (E) the owner of such item of Intellectual Property and (F) with respect to Intellectual Property owned by any third party, the agreement pursuant to which that Intellectual Property is licensed to any Loan Party.

(b) With respect to all Intellectual Property of the Loan Parties listed on Schedule 6.15(a):

(i) such Loan Party owns or has a valid license to such Intellectual Property free and clear of any and all Liens other than Permitted Liens and all such Intellectual Property are in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned;

(ii) such Loan Party has taken commercially reasonable actions to maintain and protect such Intellectual Property and there are no unpaid maintenance or renewal fees payable by such Loan Party that are currently overdue for any of such registered Intellectual Property;

(iii) there is no proceeding challenging the validity or enforceability of any such Intellectual Property, no Loan Party is involved in any such proceeding with any Person and none of the Intellectual Property is the subject of any Other Administrative Proceeding;

(iv) to the knowledge of the Loan Parties, (A) such Intellectual Property is valid, enforceable and subsisting and (B) no event has occurred, and nothing has been done or omitted to have been done, that would effect the validity or enforceability of such Intellectual Property; and

(v) such Loan Party is the sole and exclusive owner of all right, title and interest in and to, all such Intellectual Property that is owned by such Loan Party.

(c) To the knowledge of the Loan Parties, no third party is committing any act of Infringement of any Intellectual Property listed on Schedule 6.15(a).

(d) With respect to each license agreement listed on Schedule 6.15(a), such license agreement (i) is in full force and effect and is binding upon and enforceable against each Loan Party party thereto and, to the knowledge of the responsible officer of the Borrower or any relevant Subsidiary, all other parties party thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default thereunder. No Loan Party has taken any action that would permit any other Person party to any Material Agreement to have, and to the knowledge of any responsible officer of any Loan Party, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(e) No Loan Party has received written notice from any third party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that third party and, to the knowledge of each Loan Party, the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any third party.

Section 6.16 Material Agreements. Set forth on Schedule 6.16(a) is a complete and accurate list as of the Closing Date of each Material Agreement of each Loan Party, with a reasonable description of the parties, subject matter thereof and amendments and modifications thereto. Other than as set forth on Schedule 6.16(b), each such Material Agreement (i) is in full force and effect and is binding upon and enforceable against each Loan Party party thereto and, to the knowledge of any responsible officer of the Borrower or any of its Subsidiaries, all other parties thereto in accordance with its terms, and (ii) has not suffered a default thereunder. No Loan Party has taken any action that would permit any other Person party to any Material Agreement to have, and to the knowledge of any responsible officer of the Borrower or any of its Subsidiaries, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

Section 6.17 Permits. Each Loan Party has all Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of its business and the distribution of the Products. All such Permits are validly held and there are no defaults thereunder.

Section 6.18 Regulatory Matters. With respect to each Product:

(a) Set forth on Schedule 6.18(a) is a complete and accurate list as of the Closing Date of all material Regulatory Authorizations relating to the Loan Parties, the conduct of their business and the Products (on a per Product basis). All such material Regulatory Authorizations are (i) legally and beneficially owned exclusively by the Loan Parties, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects. All required and material notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, medical device reports or other reports of adverse experiences) and other required and material filings with respect to the Products have been filed with the FDA and all other applicable Governmental Authorities.

(b) (i) All material regulatory filings required by any Regulatory Authority or in respect of any Regulatory Authorization or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable laws and regulations, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Loan Party according to all applicable laws and regulations in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Loan Party has disclosed to the Lender all such material regulatory filings and all material communications between representatives of each Loan Party and any Regulatory Authority.

(c) The Borrower and each other Loan Party and the Borrower’s agents and the agents of each other Loan Party are in compliance in all material respects with all applicable statutes, rules and regulations (including all Regulatory Authorizations and Product Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto. The Borrower and each other Loan Party has and maintains in full force and effect all the necessary and requisite Regulatory Authorizations and Product Authorizations. The Borrower and each other Loan Party is in compliance in all material respects with all applicable registration and listing requirements set forth in the FD&C Act or equivalent regulation of each other Governmental Authority having jurisdiction over such Person. Each Loan Party adheres in all material respects to all applicable regulations of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities related thereto.

(d) Neither the Borrower nor any other Loan Party has received from any Regulatory Authority any notice of adverse findings with respect to any Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, Warning Letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar communication from any Regulatory Authority. There have been no seizures conducted or, to the Borrower’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts conducted, requested or, to the Borrower’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts have been conducted, requested or, to the Borrower’s knowledge, threatened by any Regulatory Authority relating to any Products. Neither the Borrower nor any other Loan Party has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Product Authorization or Regulatory Authorization, including that any of the Products is misbranded or adulterated as defined in the FD&C Act or the rules and regulations promulgated thereunder.

(e) Neither the Borrower nor any other Loan Party nor any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither the Borrower nor any other Loan Party has received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or, to the knowledge of the Borrower or any such Loan Party, threatened to commence or initiate, any action to withdraw any Regulatory Authorization or Product Authorization or requested the recall of any Products or commenced or initiated or, to the knowledge of the Borrower or any such Loan Party, threatened to commence or initiate, any action to enjoin any Product Development and Commercialization Activities of the Borrower or any such Loan Party.

(g) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by the Borrower and each other Loan Party, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Product Authorizations. The Borrower and each other Loan Party has operated within, and currently is in compliance in all material respects with, all applicable laws, Product Authorizations and Regulatory Authorizations, as well as the rules and regulations of the FDA and each other Regulatory Authority. Neither the Borrower nor any other Loan Party has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Authorization for, any Product.

Section 6.19 Transactions with Affiliates. Except as set forth on Schedule 6.19, neither the Borrower nor any Subsidiary has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate during the three-year period prior to the Closing Date.

Section 6.20 Investment Company Act. No Loan Party is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 6.21 OFAC. No Loan Party or, to the knowledge of the Borrower, any Related Party nor any of their respective directors, officers, or employees nor, to the knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing (a) is currently the target of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, (c) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (d) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from the Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions.

Section 6.22 Anti-Corruption. No Loan Party or, to the knowledge of the Borrower, any Related Party, nor any of their respective directors, officers, or employees nor, to the knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (a) violated or is in violation of any applicable anti-corruption law, (b) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment and (c) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

Section 6.23 Deposit and Disbursement Accounts. Schedule 6.23 contains a list as of the Closing Date of all banks and other financial institutions at which each Loan Party maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

Section 6.24 Registration Rights. Except as set forth on Schedule 6.24, no Loan Party has granted or agreed to grant any registration rights, including piggyback rights (other than pursuant to the Warrant), to any Person.

Section 6.25 Use of Proceeds. All proceeds of the Loan have been applied as set forth in the Sources and Uses Certificate.

Article VII
AFFIRMATIVE COVENANTS

Each Loan Party, jointly and severally, covenants and agrees with the Lender that until the Termination Date has occurred, each Loan Party will perform the obligations set forth below.

Section 7.1 Financial Information, Reports, Notices, Etc. The Borrower will furnish the Lender copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event; within 45 days after the end of each Fiscal Quarter, an unaudited consolidated balance sheet of the Loan Parties as of the end of such Fiscal Quarter, and consolidated statements of income and cash flow of the Loan Parties for such period, including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Lender, which shall include a calculation of the financial covenants set forth in Section 8.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(c) concurrently with the delivery of the financial information pursuant to clause (a), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or any of its Subsidiaries has taken or proposes to take with respect thereto) and (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8);

(d) upon the Lender’s prior written request made prior to the end of any Fiscal Year, within 45 days after the commencement of such Fiscal Year, an annual budget, a business plan and financial forecasts of the Borrower and its Subsidiaries for the then current Fiscal Year of the Borrower, in form and substance as approved by the board of directors of the Borrower, which shall include a projection of income and a projected cash flow statement for each Fiscal Quarter in such Fiscal Year and a projected balance sheet as of the end of each Fiscal Quarter in such Fiscal Year, in each case prepared in reasonable detail, with appropriate presentation and discussion (in reasonable detail) of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of an Authorized Officer of the Borrower to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Borrower for the respective periods covered thereby;

(e) as soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(f) as soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Lender requests, copies of all documentation relating thereto;

(g) as soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge of any return, recovery, dispute or claim related to any Product or inventory that involves more than $100,000, written notice thereof from an Authorized Officer of the Borrower which notice shall include any statement setting forth details of such return, recovery, dispute or claim;

(h) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure of any Loan Party or any ERISA Affiliate to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien on any Loan Party or any ERISA Affiliate under Section 303(k) of ERISA or under Section 430(k) of the Code, (iii) the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that any such Person furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which would reasonably be expected to result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto, written notice thereof from an Authorized Officer of the Borrower, which notice shall include a statement setting forth details of such events;

(i) promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to the Borrower or any of its Subsidiaries by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants; and

(j) such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

Section 7.2 Maintenance of Existence; Compliance with Contracts, Laws, Etc. Each Loan Party will (i) preserve and maintain its legal existence (except as otherwise permitted by Section 8.8), (ii) perform in all material respects its obligations under material agreements to which it is a party, and (iii) comply in all material respects with all applicable laws, rules, regulations and orders, including (x) the FD&C Act and the PDMA and in connection with the preparation and submission to the FDA of NDAs, and (y) the payment (before the same become delinquent) of all Taxes imposed upon such Loan Party or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Loan Party, as applicable.

Section 7.3 Maintenance of Properties. Each Loan Party will, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Loan Party may be properly conducted at all times, unless such Loan Party determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Loan Party or the Disposition of such property is otherwise permitted by Section 8.8 or Section 8.9.

Section 7.4 Insurance. Each Loan Party will maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Loan Party; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Lender as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents; provided that, so long as identified to the Lender in writing and in reasonable detail at least three (3) Business Days prior to the Closing Date as required pursuant to Section 5.1.13, the Borrower shall not be in breach of this Section 7.4 with respect to any insurance policies identified in such writing so long as such insurance policies are made to comply with this Section 7.4 on or prior to the thirtieth day following the Closing Date. Notwithstanding the foregoing, the Borrower shall (i) promptly, and in any event within five days after any cancellation or modification of any insurance policy required pursuant to this Section, notify the Lender of such cancellation or modification in writing and specify the details of such cancellation or modification and (ii) promptly, and in any event within thirty days after the cancellation of an insurance policy, replace such insurance policy in accordance with this Section.

Section 7.5 Books and Records. Each Loan Party will keep books and records that accurately reflect in all material respects all of its business affairs and transactions and permit the Lender or any of its respective representatives, at reasonable times and intervals upon reasonable prior notice to the Borrower, to visit such Loan Party’s offices, to discuss such Loan Party’s financial matters with its officers and employees, and its independent public accountants (and such Loan Party hereby authorizes such independent public accountant to discuss such Loan Party’s financial matters with the Lender or its representatives whether or not any representative of such Loan Party is present) and to examine (and photocopy extracts from) any of its books and records. Each Loan Party shall pay any fees of such independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section. Notwithstanding the foregoing, the Lender may not request access to the Borrower’s independent public accountants more than twice in any twelve month period.

Section 7.6 Environmental Law Covenant. Each Loan Party will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, and (ii) promptly notify the Lender of, and provide the Lender with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. Each Loan Party will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities, and shall keep the Lender informed as to the progress of same.

Section 7.7 Use of Proceeds. Proceeds of the Loan shall be used as set forth in the Sources and Uses Certificate.

Section 7.8 Future Guarantors, Security, Etc.

(a) Each Loan Party will execute any documents, UCC-1 financing statements, UCC-3 termination statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents. The Borrower will promptly cause any Subsidiary acquired or organized after the date hereof to execute a supplement (in form and substance reasonably satisfactory to the Lender) to this Agreement and each other applicable Loan Document in favor of the Lender. The Borrower will promptly notify the Lender of any subsequently acquired real property of any Loan Party and will provide the Lender with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each Loan Party will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Lender shall designate, it being agreed that it is the intent of the parties that the Obligations shall at all times be secured by, among other things, substantially all the assets of the Loan Parties (including personal property acquired subsequent to the Closing Date). Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Lender, and each Loan Party shall deliver or cause to be delivered to the Lender all such instruments and documents (including legal opinions and lien searches) as the Lender shall reasonably request to evidence compliance with this Section 7.8.

(b) With respect to the Collateral described in clause (f) of Section 5.1.8, so long as the Borrower has (i) used its commercially reasonable efforts to deliver such Collateral on or before the Closing Date, and (ii) has identified to the Lender in writing and in reasonable detail at least two (2) Business Days prior to the Closing Date any portion of such Collateral that will not be delivered to the Lender as of such date, then, solely with respect to that Collateral identified in writing pursuant to clause (ii) above, (x) the Lender shall be deemed to have waived the requirement to deliver such identified Collateral as a condition to making the Loan as required pursuant to Section 5.1.8(f), and (y) the Borrower shall have ten (10) days following the Closing Date to comply with clause (a) above with respect to such identified Collateral. If not in such compliance on or before such tenth day, the Borrower shall be deemed to be in Default of this Section 7.8.

Section 7.9 Obtaining of Permits, Etc. With respect to Products, each Loan Party shall obtain, maintain and preserve, and take all necessary action to timely renew all Permits (including Key Permits) and accreditations which are necessary in the proper conduct of its business.

Section 7.10 Product Licenses. Each Loan Party shall (i) maintain each Permit, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which such Loan Party is required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the Products and (ii) promptly provide evidence of same to the Lender.

Section 7.11 Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc. With respect to the Products, each Loan Party will (i) maintain in full force and effect all material Regulatory Authorizations (including Device Clearance Applications and Product Authorizations), contract rights, or other rights necessary for the operations of its business, (ii) notify the Lender, promptly after learning thereof, of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by any Loan Party or its respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to, all material Intellectual Property owned or controlled by any Loan Party and all Material Agreements, (iv) notify the Lender, promptly after learning thereof, of any Infringement or other violation by any Person of its Intellectual Property and aggressively pursue any such Infringement or other violation except in any specific circumstances where both (x) such Loan Party is able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Intellectual Property developed or controlled by such Loan Party and (vi) notify the Lender, promptly after learning thereof, of (x) any claim by any Person that the conduct of such Loan Party’s business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of such Loan Party and, if requested by the Lender, use commercially reasonable efforts to resolve such claim, or (y) any event, circumstance, act or omission that would cause any representation or warranty contained in Section 6.18 to be incorrect in any material respect if such representation or warranty was to be made at the time such Loan Party learned of such event, circumstance, act or omission.

Section 7.12 Restriction of Amendments to Certain Documents. No Loan Party will amend or otherwise modify any provision of, or waive any rights under, any Product Agreement or any documents relating thereto in a manner that is materially adverse to the interests of the Lender without the consent of the Lender, such consent not to be unreasonably withheld or delayed. No Loan Party will amend or otherwise modify, or waive any rights under, any other document, instrument or agreement if, in any case, such amendment, modification or waiver would reasonably be expected to be materially adverse to the interests of the Lender, including, but not limited to, the security interest of the Lender therein.

Section 7.13 Cash Management. Each Loan Party will:

(a) maintain all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution that has executed and delivered to the Lender an account control agreement, in form and substance reasonably acceptable to the Lender; each such deposit account, disbursement account, investment account (or similar account) and lockbox (each, a “Controlled Account”) shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Loan Party shall have granted a Lien to the Lender over such Controlled Accounts;

(b) deposit promptly, and in any event no later than two (2) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the written request of the Lender, each Loan Party will cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Lender.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, the execution and delivery of account control agreements with respect to each Loan Party’s deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and/or lockboxes shall not be a condition precedent to the Lender’s obligation to make the Loan on the Closing Date, except with respect to deposit accounts maintained with PNC Bank, National Association.

Section 7.14 Modification of Organic Documents. No Loan Party will amend, modify or otherwise change its Organic Documents if, in any case, such amendment or modification would be adverse to the interests of the Lender.

Section 7.15 Inconsistent Agreements. No Loan Party will enter into any agreement containing any provision which would (i) be violated or breached by such Person hereunder or by the performance by such Person of any of its obligations hereunder or under any other Loan Document, (ii) prohibit any such Person from granting to the Lender a Lien on any of its assets or (iii) create or permit to exist or become effective any encumbrance (other than a Permitted Lien) or restriction on the ability of any Subsidiary of the Borrower to (x) pay dividends or make other distributions to the Borrower, or pay any Indebtedness owed to the Borrower, (y) make loans or advances to the Borrower or (z) transfer any of its assets or properties to the Borrower.

Article VIII
negativE COVENANTS

Each Loan Party, jointly and severally, covenants and agrees with the Lender that until the Termination Date has occurred, each Loan Party will perform or cause to be performed the obligations set forth below.

Section 8.1 Business Activities. No Loan Party will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.

Section 8.2 Indebtedness. No Loan Party will create, incur, assume or permit to exist any Indebtedness, other than the following (collectively, “Permitted Debt”):

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness pursuant to Hedging Agreements;

(c) Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c), and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);

(d) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $250,000, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness in respect of letters of credit securing such Loan Party’s obligations under any commercial real property lease agreement in an aggregate amount at any time outstanding not to exceed $350,000;

(f) purchase money Indebtedness and Capitalized Lease Liabilities in an aggregate amount at any time outstanding not to exceed $250,000; and

(g) the contingent Indebtedness of the Borrower for Earn-Out Payments;

provided that, no Indebtedness otherwise permitted by clauses (c), (f), or (g) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

Section 8.3 Liens. No Loan Party will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except (each of the following clauses (a) through (g), “Permitted Lien”):

(a) Liens securing payment of the Obligations;

(b) Liens existing as of the Closing Date and disclosed in Schedule 8.3(b) securing Indebtedness described in clause (c) of Section 8.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(c) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(e) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1.6;

(f) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(g) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; and

(h) Cash collateral in an amount not to exceed $350,000 securing letters of credit permitted pursuant to Section 8.2(e).

Section 8.4 Financial Covenants.

(a) The Loan Parties, on a consolidated basis, shall maintain a monthly minimum balance of $2,000,000 in unrestricted, unencumbered cash in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted hereunder in favor of the Lender and Permitted Liens;

(b) With respect to each calculation date set forth below (each a “Calculation Date”), Consolidated Total Revenue of the Borrower for the twelve consecutive month period ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Consolidated Total Revenue
March 31, 2016	$16,335,000
June 30, 2016	$19,900,000
September 30, 2016	$22,250,000
December 31, 2016	$24,600,000
March 31, 2017	$27,200,000
June 30, 2017	$30,300,000
September 30, 2017	$33,800,000
December 31, 2017	$37,800,000
March 31, 2018	$40,000,000
June 30, 2018	$40,000,000
September 30, 2018	$40,000,000
December 31, 2018	$40,000,000
March 31, 2019	$40,000,000

Section 8.5 Investments. No Loan Party will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified in Schedule 8.5(a);

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by any Loan Party in connection with any Disposition permitted under Section 8.9;

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business, or (iv) any security deposit in connection with real property lease agreements not to exceed $200,000 in the aggregate; and

(f) Investments in another Loan Party.

Section 8.6 Restricted Payments, Etc. No Loan Party will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by Subsidiaries to the Borrower or to other wholly owned Subsidiaries.

Section 8.7 Issuance of Capital Securities. Except as set forth in Schedule 8.7, no Subsidiary of the Borrower will issue any Capital Securities (whether for value or otherwise) to any Person other than (in the case of Subsidiaries), to the Borrower or to other wholly owned Subsidiaries.

Section 8.8 Consolidation, Merger; Permitted Acquisitions, Etc. No Loan Party will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire any other Person or all or substantially all of the assets of any other Person (or any division thereof), except that, so long as no Event of Default has occurred and is continuing (or would occur), (i) any Loan Party may liquidate or dissolve voluntarily into, and may merge with and into, any other Loan Party, (ii) any Loan Party may from time to time acquire another Person or all or substantially all of the assets of another Person (or any division thereof); provided that (A) such acquisition is approved by the boards of director of the Borrower, (B) the newly acquired (or continuing or surviving) Person shall comply with Section 7.8 hereof and shall be engaged in a line of business similar to the Borrower, (C) the aggregate consideration paid for all acquisitions pursuant to this clause (ii) (other than the acquisition contemplated pursuant to the Merger Transaction) shall not exceed an amount equal to $20,000,000 less any amount paid to acquire any inbound license pursuant to Section 8.16 hereof, (D) the aggregate consideration paid in cash for all such acquisitions pursuant to this clause (ii) (other than the acquisition contemplated pursuant to the Merger Transaction) shall not exceed an amount equal to $5,000,000, less the amount of cash used to acquire any inbound license pursuant to Section 8.16 hereof, (E) the Borrower shall, immediately prior to consummating any such transaction described above, deliver to the Lender a pro forma Compliance Certificate that gives effect to such transaction and certifies pro forma compliance with Section 8.4, such certificate to be executed and delivered by the chief financial or accounting Authorized Officer of the Borrower and (F) the Borrower shall have complied with Section 7.8.

Section 8.9 Permitted Dispositions. No Loan Party will dispose of any of its assets (including accounts receivable and Capital Securities) to any Person in one transaction or series of transactions unless such Disposition (i) is inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (ii) has an aggregate fair market value that, when taken together with all other Dispositions made pursuant to this clause (ii), does not exceed $500,000, (iii) is made, in cash, pursuant to an Earn-out Payment permitted under Section 8.2(g) or (iv) constitutes an Excluded Business Disposition.

Section 8.10 Modification of Certain Agreements. No Loan Party will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any (i) Organic Documents of any Loan Party, or (ii) Material Contracts (as defined in the Merger Agreement), in each case, if the result would have an adverse effect on the rights or remedies of the Lender.

Section 8.11 Transactions with Affiliates. No Loan Party will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to such Loan Party than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of such Loan Party with a Person that is not one of its Affiliates.

Section 8.12 Restrictive Agreements, Etc. No Loan Party will enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of such Loan Party to amend or otherwise modify any Loan Document or (iii) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (x) in any Loan Document, or (y) in the case of clause (i), any agreement governing any Indebtedness permitted by clause (f) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness.

Section 8.13 Sale and Leaseback. No Loan Party will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 8.14 Product Sales. No Loan Party will sell or distribute Products or cause any sale or distribution where such Loan Party is required to obtain any Permit, or to file any notice or registration in any jurisdiction prior to any such sale or distribution, in each case, until such Loan Party has obtained such required Permit or filed such notice or registration.

Section 8.15 Outbound Licenses. No Loan Party will enter into or become bound by any outbound license or agreement unless such outbound license (i) is approved by the board of directors of the Borrower, (ii) is entered into on an arm’s-length basis on commercially reasonable terms, (iii) does not constitute a Disposition prohibited pursuant to Section 8.9, and (iv) does not impair the Lender from fully exercising its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement.

Section 8.16 Inbound Licenses. No Loan Party shall, after the date hereof, enter into or become bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public) unless (i) no Default has occurred and is continuing; (ii) such Loan Party has provided written notice to the Lender of the material terms of such license or agreement with a description of its anticipated and projected impact on such Loan Party’s business or financial condition, and (iii) such Loan Party has taken such commercially reasonable actions as the Lender may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Lender to be granted a valid and perfected security interest in such license or agreement allowing the Lender to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement; provided that (A) the aggregate consideration paid for all such inbound licenses pursuant to this Section 8.16 shall not exceed an amount equal to $20,000,000 less any amount paid for any acquisition pursuant to Section 8.8 hereof, and (B) the aggregate consideration paid in cash for all such inbound licenses pursuant to this Section 8.16 shall not exceed an amount equal to $5,000,000, less the amount of cash used for any acquisitions pursuant to Section 8.8 hereof.

Section 8.17 Change in Name, Location, Executive Office, or Executive Management; Change in Fiscal Year. Unless the Borrower has given the Lender 30 days prior written notice, no Loan Party will (i) change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (ii) change its jurisdiction of organization or legal structure, (iii) relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business (including the establishment of any new office or facility), (iv) change its federal taxpayer identification number or organizational number (or equivalent) without 30 days prior written notice to the Lender, or (v) replace its chief financial officer. No Loan Party will change its Fiscal Year or any of its Fiscal Quarters.

Article IX
EVENTS OF DEFAULT

Section 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

Section 9.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of or interest on the Loan, or (ii) any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of three (3) Business Days after such amount was due.

Section 9.1.2 Breach of Warranty. Any representation or warranty made or deemed to be made by any Loan Party in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

Section 9.1.3 Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance or observance of any of its obligations under Sections 7.4, 7.7, 7.8, 7.13, or Article VIII.

Section 9.1.4 Non-Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (a) written notice thereof given to the Borrower by the Lender or (b) the date on which any Loan Party has actual knowledge of such default.

Section 9.1.5 Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness permitted under Section 8.2) of any Loan Party having a principal or stated amount, individually or in the aggregate, in excess of $250,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

Section 9.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Loan Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 45 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

Section 9.1.7 Change in Control. Any Change in Control shall occur.

Section 9.1.8 Bankruptcy, Insolvency, Etc. Any Loan Party shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, each Loan Party hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by a Loan Party, such case or proceeding shall be consented to or acquiesced in by a Loan Party, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, each Loan Party hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

Section 9.1.9 Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party party thereto; any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

Section 9.1.10 Material Adverse Change. Any circumstance occurs that could reasonably be expected to have a Material Adverse Effect.

Section 9.1.11 Regulatory Matters. If any of the following occurs: (i) the FDA or any other Governmental Authority (A) issues a letter or other communication asserting any Product lacks a required Product Authorization, including in respect of CE marks or 510(k)s, or (B) initiates enforcement action against, or issues a warning letter with respect to, any Loan Party, or any of their Products or the manufacturing facilities therefor, that causes any Loan Party to discontinue marketing or withdraw any of its material Products, or causes a delay in the manufacture of any of its material Products, which discontinuance, withdrawal or delay lasts for more than 90 days, (ii) there is a recall of any Product that has generated or is expected to generate at least $1,000,000 in revenue for the Loan Parties in the aggregate over any consecutive twelve (12) month period or (iii) any Loan Party enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $500,000.

Section 9.1.12 Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by any Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, any Loan Party or any such ERISA Affiliate would be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $250,000;

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien on the Borrower or any ERISA Affiliate under section 303(k) of ERISA or under Section 430(k) of the Code; or

(c) any ERISA Event shall occur, which would reasonably be expected to result in a Material Adverse Effect.

Section 9.1.13 Celgene License Agreement. The Borrower is in default under the Celgene License Agreement; the Celgene License Agreement is terminated or otherwise is no longer in full force and effect with respect to the Borrower; or the Celgene License Agreement has been amended, waived or otherwise modified in a manner materially adverse to the Lender’s interests.

Section 9.1.14 Key Permit Events. Any Key Permit or any of the Loan Parties’ material rights or interests thereunder is terminated, amended or otherwise determined to be ineffective in any manner adverse to any of the Products or Loan Parties in any material respect.

Section 9.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.8 with respect to any Loan Party shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

Section 9.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.8) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loan and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

Article X
GUARANTY

Section 10.1 Guaranty. Each Guarantor hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each Loan Party. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Article X shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Article X) or any other Loan Document or the waiver or consent by the Lender with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Guarantor that its obligations under this Article X shall not be discharged until the Termination Date. Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 10.2 Waivers. Each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against the Borrower or any other Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor and the Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article X and such waivers, the Lender would decline to enter into this Agreement.

Section 10.3 Benefit of Guaranty. Each Guarantor agrees that the provisions of this Article X are for the benefit of the Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, on the one hand, and the Lender, on the other hand, the obligations of the Borrower and each Guarantor under the Loan Documents.

Section 10.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Guarantor hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until all Commitments have expired or been terminated and the Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Lender and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Article X, and that the Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4.

Section 10.5 Election of Remedies. If the Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Lender a Lien upon any collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article X. If, in the exercise of any of its rights and remedies, the Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by the Lender and waives any claim based upon such action, even if such action by the Lender shall result in a full or partial loss of any rights of subrogation which each Guarantor might otherwise have had but for such action by the Lender. Any election of remedies which results in the denial or impairment of the right of the Lender to seek a deficiency judgment against the any Loan Party shall not impair any Guarantor’s obligation to pay the full amount of the Obligations. In the event the Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article X, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.

Section 10.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article X shall be limited to an amount not to exceed the amount which could be claimed by the Lender from such Guarantor under this Article X without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor.

Section 10.7 Liability Cumulative. The liability of each Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which each Loan Party is a party or in respect of any Obligations or obligation of such Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Article XI
MISCELLANEOUS PROVISIONS

Section 11.1 Waivers, Amendments, Etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Lender and, so long as no Event of Default has occurred and is continuing, the Borrower.

No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 11.2 Notices; Time. All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Lender, to the applicable Person at its address or facsimile number set forth on Schedule 11.2 hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

Section 11.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of Morrison & Foerster LLP, counsel to the Lender and of local counsel, if any, who may be retained by or on behalf of the Lender) in connection with:

(a) the negotiation, preparation, execution and delivery of the Commitment Letter, each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b) the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document;

provided that the Expense Deposit (if any) shall be applied by the Lender from time to time for purposes of satisfying the foregoing expenses of the Borrower. Notwithstanding the foregoing, in no event shall the Borrower be required to pay, pursuant to this Section 11.3, the Commitment Letter or otherwise, any expenses of the Lender (including the fees and out-of-pocket expenses of Morrison & Foerster LLP, counsel to the Lender and of local counsel, if any, who may be retained by or on behalf of the Lender) incurred on or prior to the Closing Date in excess of $275,000 in the aggregate

The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Lender) incurred by the Lender in connection with (i) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (ii) the enforcement of any Obligations.

Section 11.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to fund the Loan; provided that, any such action is resolved in favor of such Indemnified Party) or (ii) any Environmental Liability, any actual or alleged breach of or non-compliance with Environmental Laws or Environmental Permits, any Hazardous Materials, or any other decision, act, omission or matter relating to the environment, natural resources, health, safety or welfare. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Lender acknowledges and agrees that in no event will the Loan Parties’ aggregate liability under this Section 11.4 exceed the Indemnified Parties’ actual out-of-pocket pecuniary loss. In addition, the Lender shall take commercially reasonable actions in settling or otherwise compromising any action, lawsuit or other claim for which it may seek indemnification hereunder. This Section 11.4 shall not apply with respect to Taxes other than Taxes losses that arise from any other non-Tax claims.

Section 11.5 Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 11.3 and Section 11.4, shall in each case survive any assignment by the Lender and the occurrence of the Termination Date. The representations and warranties made by each Loan Party in each Loan Document shall survive the execution and delivery of such Loan Document.

Section 11.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 11.8 Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, each other Loan Party and the Lender, shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 11.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no Loan Party may assign or transfer its rights or obligations hereunder without the prior written consent of the Lender; and provided, further, that the Lender shall provide the Borrower with prompt written notice of any assignment by the Lender of the Loan (in whole or in part) or any of the Lender’s rights hereunder, unless such assignment is to an Affiliate of the Lender. Notwithstanding anything contained herein to the contrary, in no event will the Lender (i) prior to the Closing Date, be permitted to assign or delegate any of its obligations hereunder, including, its obligation to make the Loan subject to the terms hereof, to any Person (other than an Affiliate of the Lender) or (ii) at any time, be permitted to assign or delegate any of its obligations hereunder, including, its obligation to make the Loan subject to the terms hereof, to any Person engaged in the development, commercialization, sale and distribution of silver-based, tissue-based or ultrasonic energy-based wound care products and exudate management products. The Lender, acting solely for this purpose as a non-fiduciary agent of the Loan Parties (such agency being solely for tax purposes), shall maintain a record of each transfer or assignment made under this Section 11.10 and shall record the names and addresses of each transferee or assign, and principal amounts (and stated interest) of the Loan (or portion thereof) owing to, each such Person. The entries in such record shall be conclusive absent manifest error, and each Loan Party therein shall treat each Person whose name is recorded therein as a lender hereunder for all purposes of this Agreement. Such register shall be available for inspection by the Loan Parties at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11 Other Transactions. Nothing contained herein shall preclude the Lender, from engaging in any transaction, in addition to those contemplated by the Loan Documents, with any Loan Party or any of their respective Affiliates in which such Loan Party or such Affiliate is not restricted hereby from engaging with any other Person.

Section 11.12 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE LOAN PARTIES IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 11.13 Waiver of Jury Trial. THE LENDER AND EACH LOAN PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR EACH LOAN PARTY IN CONNECTION THEREWITH. EACH LOAN PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ALLIQUA BIOMEDICAL, INC., as Borrower

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Chief Financial Officer

PERCEPTIVE CREDIT OPPORTUNITIES FUND, LP, as Lender

By:	Perceptive Credit Opportunities GP, LLC

By:	/s/ Joseph Edelman
Name: Joseph Edelman
Title: Managing Member

AQUAMED TECHNOLOGIES, INC., as a Guarantor

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Secretary

CHOICE THERAPEUTICS, INC., as a Guarantor

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Secretary

[Signature Page to Credit Agreement]

ALLIQUA BIOMEDICAL SUB, INC., as a Guarantor

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Secretary

ALQA CEDAR, INC., as a Guarantor

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Secretary

[Signature Page to Credit Agreement]